Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 a.m. January 31, 2019

United Bancorp, Inc. Reports Record Earnings for 2018 and, During the Most Recently Ended Quarter, Finalizing the Acquisition of Powhatan Point Community Bancshares

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), reported diluted earnings per share of $0.79 and net income of $4,282,000 for the year ended December 31, 2018, as compared to $0.71 and $3,546,000, respectively, for 2017. The net income reported for the year 2018 is a record for the Company. The Company’s diluted earnings per share for the three months ended December 31, 2018, was $0.10, as compared to $0.16 for the same period in 2017. Merger related expenses, attributed to the acquisition of Powhatan Point Community Bancshares, Inc. (PPCB), which closed on October 15, 2018, were $1.3 million for the 12 months ended December 31, 2018. Of this total, $1.1 million in merger related expenses were incurred during the fourth quarter of 2018.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are extremely happy to report that this past year, our Company had record earnings and overall growth. Our Company had a very solid increase in net income of $736,000, or 21.0%, for the year ended December 31, 2018 over the previous year. This increase in net income includes nonrecurring, or one time, merger related expenses of $1.3 million realized during the course of the year, which are attributed to the previously announced acquisition of Powhatan Point Community Bancshares (PPCB). This increase in earnings is strongly correlated to our Company’s growth in higher-yielding earning assets, which saw an increase of $134.2 million, or 29.4%, for the year. This growth in assets was divided between steady growth in our Company’s loan portfolio, which increased by $41.1 million or 11.2%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $79.1 million or 161%. This growth in higher-yielding earning assets helped our Company increase the level of interest income that it generated for the year by $3.7 million or 20.8%. Accordingly, and as reported on an aforementioned basis, our Company had record earnings in 2018, reporting net income of $4.2 million. From a qualitative perspective, our Company was able to maintain its overall strength and stability within its loan portfolio. Year-over-year, we continued to have very solid credit quality-related metrics supported by low levels of nonaccrual loans of approximately $1.2 million, or 0.30 percent of total loans, at December 31, 2018, compared to $1.4 million at December 31, 2017, a decrease of $200,000. Further—net loans charged off, excluding overdrafts, was $259,000 for 2018, which is a relatively modest increase of $23,000 from the previous year. Net charge offs to average loans (excluding overdraft charge offs) was 0.07% for 2018 and 2017.” Greenwood continued, “We are very satisfied with the continued strong performance of our loan portfolio from a credit quality perspective. With the anticipation of our economy remaining fundamentally strong in the near to intermediate term, we anticipate that this trend will continue into the current year.”

In addressing the above average growth that the Company experienced in 2018, Greenwood stated, “We are very proud of the quality growth that we achieved this past year. With our current vision of becoming a community banking organization with assets greater than $1.0 billion, we need to look for opportunities to grow our Company in a safe, sound and profitable manner. We will achieve this vision through the acquisition of other fundamentally sound community banks and double digit organic growth, both of which were successfully accomplished in 2018. As previously reported, we closed on our acquisition of Powhatan Point Community Bancshares (PPCB), the parent company of the First National Bank of Powhatan Point, Ohio, on October 15, 2018. For our Company, this acquisition added approximately $61.6 million to assets; $6.8 million to loans; $55.6 million to deposits; and, $4.7 million to consolidated equity.” Greenwood continued, “From an organic perspective, we grew our assets by approximately $72.6 million, or 15.8%, over the previous year. In order to fund this strong growth in assets, our Company had above-peer growth in core, retail-oriented funding in 2018. We were successful in attracting $139.5 million in retail deposits during this past year. Organically speaking, $83.9 million, or 60% of the growth experienced, was attributed to our successful attraction of new retail deposits to our Company. As previously mentioned, approximately $55.6 million, or 40%, of this growth in retail deposits was related to our acquisition of PPCB. Of note, a majority of this new core, retail funding attracted by our Company during the course of 2018 was achieved by growing our lower-cost, retail balances, which consists of noninterest bearing and interest bearing demand deposits and savings deposits. Of the total growth in deposits in 2018, $100.6 million, or 72%, was in this lower-cost, retail funding category. The remaining growth in deposits came in the area of time deposits (consisting of certificate of deposit or term funding), which totaled $38.9 million for the year. By funding our above-peer growth in earning assets primarily with lower-costing retail funding this past year—even though we operated in a rising rate environment; whereby, the Federal Open Market Committee (FOMC) increased the target rate for Federal funds by 1.0% over the course of the year—our Company was able to maintain its solid net interest margin. At year end, our net interest margin was 3.79%, compared to 3.85% in 2017.”

Greenwood concluded, “Considering that our securities and other restricted stock balance currently exceeds the average securities and other restricted stock balance by $44.0 million and, also, having our gross loans balance exceed our average loans balance by $21.7 million, we strongly anticipate that we will be able to maintain a solid net interest margin in the coming year. Also in the coming year, with the non-recurrence of merger related expenses relating to our acquisition of PPCB this past year, we are extremely optimistic that our Company will again have record earnings in 2019!”

Scott A. Everson, President and CEO stated, “We are extremely gratified to report on the record earnings that our Company produced in 2018. As is the situation with most companies, this past year we benefited, to some degree, from the lower rate of taxation with the enactment of the tax act. But, our Company also benefited from the positive execution of our strategic plan, which calls for us to grow through acquiring other like-minded community banking organizations and executing upon prudent, yet profitable, organic opportunities. This past year, we announced our intent to purchase and successfully closed on a great community bank holding company, Powhatan Point Community Bancshares, within a four month timeframe. I am extremely proud of the reality that our Management Team effected this transaction in a very timely manner and without any issues. In addition, our Company was able to develop a new investment strategy, which allowed us to leverage our investment portfolio to levels that we have not seen for several years. This strategy involved investing in quality municipal securities, which are highly rated and produce nice yields relative to other investment alternatives in today’s investment market. Also, we were able to grow our loans outstanding in the double-digits, while maintaining our overall credit quality. In order to achieve almost a thirty-percent growth rate in our assets, we had to be able to attract a reasonable level of cost effective funding to our Company. We were successful in doing this in an environment; wherein, it was not easily done, by bringing in lower-cost retail funding in excess of $100.0 million. Each of these events led to our Company producing record earnings during 2018, even though we continued to invest in our growth strategy and had nonrecurring expenses related to our recent bank-charter acquisition. With the projected increase in our average securities and loan-related balances in the coming year, along with the additional growth that we project for our Company, we are highly optimistic about our future and look forward to having above-peer performance in the coming quarters!”

Everson continued, “We have stated for many quarters that our goal is to profitably grow our Company. We are extremely delighted that we are presently accomplishing this. At year end, our Company had total assets of $593.4 million, which is an increase of $131.1 million, or 29.2%, over 2017. With the level of growth that we have achieved on a year-over-year basis, our current level of total assets is the highest in our Company’s history. Our viewpoint is that profitable growth will continue to lead to positive opportunities to further grow our Company! In this area, we have very high expectations over the course of the next few years. Our ultimate goal is to become a “hybrid or omnichannel” bank that is capable of serving our present and future customers on “their” terms. By having both exceptional “in-branch” and “virtual” service options for our customers, we believe that our Company will have relevance within our industry for many years to come. In addition, we will be able to deliver on our current vision for growth, which is to have total assets greater than $1.0 billion in order to gain greater operational efficiencies and a higher market capitalization and, in addition, capitalize on opportunities within our industry.”

Everson further stated, “As always, one of our primary focuses is to reward our valued shareholders by paying a solid cash dividend. With our improving earnings in 2018, we increased our quarterly cash dividend payout level during the first quarter of the year. On a year-over-year basis, our Company paid a regular cash dividend of $0.52 versus $0.46 in 2017, an increase of 13.0%. At our present quarterly cash dividend payout level of $0.13, our Company’s stock has a current dividend yield of 4.55%, which is significantly higher than the average cash dividend yield presently being paid within our industry. In addition, our Company, once again, paid a special cash dividend of $0.05 per share to our valued shareholders at the end of this past year in recognition of another solid year of performance. Another primary focus that we have continues to be growing our shareholders’ value in our Company through profitable operations and strategic growth. Even though we saw our market value decrease during the course of the fourth quarter due to negative market forces, as did an overwhelming majority of other financial institutions and companies operating in our national economy, we are extremely optimistic about our future prospects as it relates to growing our market value, and; therefore, shareholders’ value in our Company, along with our market capitalization. We are hopeful that our market value will be more reflective of the above-peer core earnings growth that our Company is generating and, as forecast, will continue to generate in this current year.” Everson concluded by stating that, “We will continue to keenly focus on these two key areas to create additional value for our loyal shareholders. Overall, we are very pleased with the record-setting 2018 performance of our Company and the direction that we are going. With the positive growth that we have experienced in 2018, and with the anticipated growth that we project to occur during 2019, we are extremely optimistic about our potential to further improve the earnings of our Company and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $593.4 million and total shareholder’s equity of $50.6 million as of December 31, 2018. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

“UBCP”

For the Three Months Ended
December 31, 2018	December 31, 2017	% Change	$ Change
Earnings
Interest income on loans	$4,891,033	$4,125,937	18.54%	$765,096
Loan fees	207,762	219,199	-5.22%	$(11,437)
Interest income on securities	966,406	245,203	294.12%	$721,203

Total interest income	6,065,201	4,590,339	32.13%	$1,474,862
Total interest expense	1,055,887	438,033	141.05%	$617,854

Net interest income	5,009,314	4,152,306	20.64%	$857,008
Provision (Credit) for loan losses	96,000	24,999	284.02%	$71,001
Net interest income after provision for loan losses	4,913,314	4,127,307	19.04%	$786,007
Service charges on deposit accounts	660,971	640,045	3.27%	$20,926
Net realized gains on sale of loans	11,917	10,368	14.94%	$1,549
BOLI benefit in excess of surrender value	100,000	—	N/A	$100,000
Other noninterest income	221,867	209,240	6.03%	$12,627
Total noninterest income	994,755	859,653	15.72%	$135,102
Merger related expenses	1,137,759	—	N/A
Noninterest expense (excluding merger expenses)	4,095,217	3,483,535	17.56%	$611,682
Total noninterest expense	5,232,976	3,483,535	50.22%	$1,749,441

Income before income taxes	675,093	1,503,425	-55.10%	$(828,332)

Deferred tax asset write-down	—	215,818	N/A	$(215,818)
Income tax expense	83,457	507,763	-83.56%	$(424,306)

Net income	$591,636	$779,844	-24.13%	$(188,208)
Per share
Earnings per common share — Basic	$0.10	$0.16	-37.50%	$(0.06)
Earnings per common share — Diluted	0.10	0.16	-37.50%	$(0.06)
Cash Dividends paid	0.13	0.12	8.33%	$0.01
Special cash dividend paid	0.05	0.05	N/A
Shares Outstanding	$—
Average — Basic	5,325,499	4,881,127	—
Average — Diluted	5,554,294	5,006,227	—
$—

For the Year Ended December 31,	%	$
2018	2017	Change	Change
Earnings	$—
Interest income on loans	$17,953,373	$15,901,522	12.90%	$2,051,851
Loan fees	921,911	901,706	2.24%	$20,205
Interest income on securities	2,444,638	848,244	188.20%	$1,596,394

Total interest income	21,319,922	17,651,472	20.78%	$3,668,450
Total interest expense	3,178,886	1,763,485	80.26%	$1,415,401

Net interest income	18,141,036	15,887,987	14.18%	$2,253,049
Provision for loan losses	297,000	99,996	197.01%	$197,004
Net interest income after provision for loan losses	17,844,036	15,787,991	13.02%	$2,056,045
Service charges on deposit accounts	2,608,392	2,501,983	4.25%	$106,409
BOLI benefit in excess of surrender value	100,000	—	N/A	$100,000
Net realized gains on sale of loans	66,335	98,287	-32.51%	$(31,952)
Other noninterest income	885,094	851,748	3.92%	$33,346
Total noninterest income	3,659,821	3,452,018	6.02%	$207,803
Merger related expenses	1,306,244	—	N/A
Noninterest expense (excluding merger expenses)	15,115,211	13,650,053	10.73%	$1,465,158
Total noninterest expense	16,421,455	13,650,053	20.30%	$2,771,402

Income before income taxes	5,082,402	5,589,956	-9.08%	$(507,554)

Deferred tax asset write-down	—	215,818	N/A	$(215,818)
Income tax expense	800,006	1,827,889	-56.23%	$(1,027,883)

Net income	$4,282,396	$3,546,249	20.76%	$736,147
Per share
Earnings per common share — Basic	$0.82	$0.72	13.89%	$0.100
Earnings per common share — Diluted	0.79	0.71	11.27%	$0.080
Cash Dividends paid	0.52	0.46	13.04%	$0.060
Special Cash Dividend	0.05	0.05	N/A
Book value (end of period)	9.71	9.02	7.65%	$0.690
Shares Outstanding	$—
Average — Basic	5,075,510	4,861,942	—
Average — Diluted	5,304,306	4,985,799	—
Common stock, shares Issued	5,926,851	5,435,304	—
Shares held as Treasury Stock	5,744	5,744	—
At year end
Total assets	$593,489,876	$459,331,619	29.21%	$134,158,257
Total assets (average)	511,323,000	448,263,000	14.07%	$63,060,000
Cash and due from Federal Reserve Bank	25,253,071	14,315,077	76.41%	$10,937,994
Average cash and due from Federal Reserve Bank	14,958,000	20,059,000	-25.43%	$(5,101,000)
Securities and other restricted stock	128,233,537	49,123,493	161.04%	$79,110,044
Average Securities and other restricted stock	84,174,000	43,725,000	92.51%	$40,449,000
Other real estate and repossessions (“OREO”)	91,000	397,430	-77.10%	$(306,430)
Gross loans	409,683,408	368,588,818	11.15%	$41,094,590
Average loans	387,978,000	356,224,000	8.91%	$31,754,000
Allowance for loan losses	2,042,888	2,122,238	-3.74%	$(79,350)
Net loans	407,640,520	366,466,580	11.24%	$41,173,940
Net loans charged off	258,591	235,477	9.82%	$23,114
Net overdrafts charged off	117,759	83,619	40.83%	$34,140
Total net charge offs	376,350	319,096	17.94%	$57,254
Non-accrual loans	1,245,328	1,395,252	-10.75%	$(149,924)
Loans past due 30+ days (excludes non accrual loans)	2,388,485	1,284,242	85.98%	$1,104,243
Average total deposits	457,884,000	369,551,000	23.90%	$88,333,000
Total Deposits	525,443,133	385,966,281	36.14%	$139,476,852
Non interest bearing deposits	112,032,355	68,935,860	62.52%	$43,096,495
Interest bearing demand	197,472,184	169,044,479	16.82%	$28,427,705
Savings	111,251,215	82,169,225	35.39%	$29,081,990
Time	104,687,379	65,816,717	59.06%	$38,870,662
Repurchase Agreements	8,068,497	11,084,789	-27.21%	$(3,016,292)
Advances from the Federal Home Loan Bank	106,351	10,021,564	-98.94%	$(9,915,213)
Overnight advances	—	9,800,000	-100.00%	$(9,800,000)
Term advances	106,351	221,564	-52.00%	$(115,213)
Shareholders’ equity	50,642,299	43,894,726	15.37%	$6,747,573
Shareholders’ equity (average)	46,901,000	44,186,000	6.14%	$2,715,000
Stock data
Market value — last close (end of period)	$11.43	$13.25	-13.74%
Dividend payout ratio	63.41%	63.89%	-0.74%
Price earnings ratio	13.94	x	18.40	x	-24.26%
Market Price to Book Value	118%	147%	-29.00%
Annualized yield based on year end close (exclude special dividend)	4.55%	3.47%	1.08%
Key performance ratios
Return on average assets (ROA)	0.84%	0.79%	0.02%
Return on average equity (ROE)	9.13%	8.03%	0.99%
Net interest margin (Federal tax equivalent)	3.79%	3.85%	-0.06%
Interest expense to average assets	0.62%	0.39%	0.22%
Total allowance for loan losses to nonperforming loans	164.04%	152.10%	11.94%
Total allowance for loan losses to total loans	0.50%	0.58%	-0.08%
Nonaccrual loans to total loans	0.30%	0.38%	-0.08%
Non accrual loans and OREO to total assets	0.23%	0.39%	-0.16%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.07%	0.07%	0.00%
Equity to assets at period end	8.53%	9.56%	-0.98%